Exhibit (k)(iv)

April 12, 2017

PERSONAL AND CONFIDENTIAL

Yahoo! Inc.

701 First Avenue

Sunnyvale, California 94089

Re:	Duff & Phelps, LLC Compliance Support Services Engagement Agreement

Ladies and Gentlemen,

Thank you for your interest and confidence in Duff & Phelps. We are looking forward to working with you.

1. Services. This letter is to confirm our understanding that Yahoo! Inc. (“Company”) has agreed to retain Duff & Phelps LLC (“Duff & Phelps”) to provide compliance support services, as more fully described in the attached Schedule A (“Services”). This agreement (“Agreement”) will become effective on a date to be specified in advance by Yahoo in writing (“Effective Date”), which will be prior to Yahoo’s registration as an investment company. Duff & Phelps is duly licensed (as applicable) and will make every reasonable effort to provide the Services described in this Agreement in a professional manner with reasonable skill, care and diligence consistent with industry standards that will facilitate the Company’s compliance with applicable laws, rules and regulations. However, there is no guarantee that (a) work performed by Duff & Phelps will be favorably received by any regulatory agency or that (b) actions or omissions by the Company in accordance with Duff & Phelps’s advice will be found by a court, regulatory body or arbitrator to be in compliance with applicable laws, rules and regulations . Duff & Phelps is not a law firm and our services are not a substitute for the advice of an attorney. Duff & Phelps shall act as an independent contractor to the Company and as such shall have no authority to bind or commit the Company or to make any representation as agent of the Company. Duff & Phelps shall not subcontract, assign or delegate any portion of the Services without the Company’s prior written consent.

Duff & Phelps agrees that it shall provide its own tools, provide its own liability, worker’s compensation or other insurance, and govern its employees’ own hours of work as necessary to properly perform the Services.

Duff & Phelps agrees that in connection with performing the Services, its employees shall abide by the Company’s reasonable policies and procedures while on the Company’s premises and in communication with the Company’s directors, officers and employees; provided that the Company shall bear sole responsibility for timely instructing Duff & Phelps’s employees regarding such policies and procedures and for immediately notifying Duff & Phelps if any of Duff & Phelps’s employees inform the Company that compliance with any requested policy or procedure is not possible or reasonably practical.

Duff & Phelps, LLC	T +1 212 871 2000	angellque thompson@duffandphelps.com
55 East 52nd Street	F +1 212 277 0176	www.duffandphelps.com
Floor 31
New York, NY 10055

Yahoo! Inc.

April 12, 2017

Duff & Phelps agrees that the Company shall be the sole and exclusive owner of all right, title and interest, including but not limited to all copyrights, in any and all works of authorship, including, but not limited to, the Compliance Manual and Code of Ethics referenced on Schedule A, and such other documentation and processes drafted or otherwise created by Duff & Phelps for the Company in connection with performing the Services.

2. Fees. As consideration for the Services described in Schedule A, the Company shall pay Duff & Phelps a monthly fee of $10,000. It is further understood that the Company shall reimburse Duff & Phelps for all reasonable documented disbursements and related charges, including but not limited to, travel expenses incurred by Duff & Phelps in connection with our engagement. Our fees may increase from time to time, typically at the beginning of each calendar year; provided that the fees outlined above shall remain unchanged during the first two (2) years (if applicable) of the Agreement. Payments to Duff & Phelps are due on the date (the “Due Date”) that is forty-five (45) days after delivery of the applicable invoice. Failure to remit payment within sixty (60) days of the applicable invoice delivery date shall result in a 1.5% penalty fee, accrued monthly from the Due Date, on any undisputed portion of such invoiced amount, and/or referral to a collection agency. Please provide the Company’s appropriate billing contact(s) information in the attached Schedule B.

3. Confidentiality. In carrying out its duties, Duff & Phelps will acquire information of a confidential nature relating to the Company’s business activities, clients and employees. Such information includes, but is not limited to: confidential financial, investor and employee information, information with respect to the investment strategies of the Company, or compliance policies and procedures of the Company. Duff & Phelps will not use (except in connection with Duff & Phelps’s Services to the Company hereunder or otherwise by written agreement with the Company), publish, or disclose, without the prior written consent of the Company, any confidential information pertaining to the Company, except as required by law, regulation, rule or court order; provided that Duff & Phelps will provide the Company with reasonable prior written notice of such required disclosure to enable the Company the opportunity to obtain a protective order or other confidential treatment.

At any time upon the Company’s request, Duff & Phelps will return to the Company all materials provided to Duff & Phelps by the Company in paper or physical form, except that Duff & Phelps may retain one record copy of such information in a secure facility. Any such materials retained by Duff & Phelps pursuant to the preceding sentence shall remain subject to the confidentiality provisions set forth herein, notwithstanding the termination of this Agreement.

4. Marketing. Except with the explicit consent of the Company, Duff & Phelps shall not promote or otherwise disclose the existence of the relationship between the parties.

5. Release and Indemnification. In the performance of Duff & Phelps’s Services under this Agreement, neither Duff & Phelps nor any of its members, principals, officers or employees shall be liable to the Company or any member, principal, officer, employee, shareholder or agent of the Company, for any claim, liability, cost, damage or expense (including reasonable attorneys’ fees) the Company or any member, principal, officer, employee, shareholder or agent of the Company, may incur, except to the extent that any such claim, liability, cost, damage or expense is caused by acts or omissions of Duff & Phelps which constitute (a) gross negligence, willful malfeasance , fraud or bad faith , (b) violation of applicable law, or (c) material breach of this Agreement.

Yahoo! Inc.

April 12, 2017

Except to the extent provided in the preceding paragraph, the Company hereby agrees to indemnify, hold harmless and defend Duff & Phelps and each of its members, principals, officers and employees from and against all claims, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or incurred as a result of the Services performed hereunder.

Duff & Phelps hereby agrees to indemnify, hold harmless and defend the Company and each of its directors, officers, employees and stockholders from and against all claims , liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or incurred as a result of Duff & Phelps’s (a) gross negligence, willful misfeasance, fraud or bad faith in the performance of the Services under this Agreement, (b) violation of applicable law, or (c) material breach of this Agreement.

Further, in no event shall Duff & Phelps be liable to the Company, whether a claim be in tort, contract or otherwise (a) for any amount in excess of two (2) times the total professional fees paid by the Company to Duff & Phelps under this Agreement, or (b) for any claim by the Company for consequential, indirect, lost profit or similar damages and related costs and expenses (including reasonable attorneys’ fees) relating to Duff & Phelps’s Services provided under this Agreement or arising out of this Agreement.

Promptly after receipt by an indemnified party under this Agreement of notice of the commencement of any action against such indemnified party, the indemnified party will, if a claim in respect of such action is to be made against the indemnifying party, notify the indemnifying party of the commencement of the action and the nature of the claim, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which such indemnifying party may have to any indemnified party hereunder, except to the extent that it has been prejudiced in any material respect.

An indemnifying party under this Agreement may elect to assume the defense of any claim for which they may be required to provide indemnification hereunder, and will notify the indemnified party of its election to do so or not to do so pursuant to written notice delivered to the indemnified party promptly, but in no case more than ten (10) business days, after receiving notice from the indemnified party of a claim hereunder (the “Indemnifying Party’s Notice”).

If the indemnifying party elects to assume the defense of such claim, it must do so with counsel reasonably satisfactory to such indemnified party, provided that the indemnified party or parties shall additionally have the right to participate in such defense through separate counsel at their own expense. If the indemnifying party elects to assume the defense of such claim, the indemnifying party will not be liable to the indemnified party for any expenses incurred by the indemnified party in connection with the indemnified party’s participation of the defense thereof unless (i) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (ii) the indemnifying party has authorized in writing the employment of a second counsel for the indemnified party at the expense of the indemnifying party. In either case (i) or (ii), the indemnifying party shall reimburse the indemnified party as amounts are incurred and reasonable documentation supporting such indemnification claim has been provided to the indemnifying party.

If the indemnifying party does not elect to assume the defense of such claim, or has not timely provided the Indemnifying Party’s Notice, then the indemnified party or parties shall have the right to assume the defense of such claim at the expense of the indemnifying party.

Yahoo! Inc.

April 12, 2017

Notwithstanding the foregoing, the indemnifying party shall not enter into any settlement of any such claim against the indemnified party without the prior written consent of such indemnified party, which consent shall not be unreasonably withheld or delayed.

If any party has made any indemnity payments to any other party pursuant to this Section 5 and such other party thereafter collects any of such amounts related to the indemnity payment from a third party, such other party will promptly repay such amounts collected.

In the event that Duff & Phelps is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to this engagement in judicial or administrative proceedings to which Duff & Phelps is not a party, Duff & Phelps shall promptly notify the Company and shall be reimbursed by the Company at standard billing rates for Duff & Phelps’s professional time and expenses, including reasonable attorney’s fees incurred responding to such request.

6. Non-Solicitation. Except with Duff & Phelps’s written consent, the Company shall not solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, any employee or independent contractor associated with Duff & Phelps. It is further agreed and understood that it shall be a pre-condition to the grant of such written consent by Duff & Phelps that Duff & Phelps shall be compensated at an amount equal to 25% of the employee or independent contractor’s first full year total compensation paid by the Company to such employee or independent contractor. In the event the Company hires any person(s) unassociated with Duff & Phelps, but referred to the Company by Duff & Phelps, the Company hereby agrees to pay Duff & Phelps a one-time fee equal to 20% of that employee(s)’ first full year salary excluding bonus.

7. Term and Termination. This Agreement commences on the Effective Date and continues in effect for a term of two years, unless earlier terminated, and will automatically renew for successive renewal terms of one year, unless the Company or Duff & Phelps provides written notice of its desire not to renew, 60 days prior to the expiration of the then-current term. Notwithstanding anything to the contrary contained here, the Company may terminate this Agreement (a) in the event of any material breach by Duff & Phelps of the terms of this Agreement, or (b) in its discretion upon 60 days prior notice. The fees described in Section 2 (other than the penalty fee, if applicable) shall cease to accrue upon any such termination.

The provisions of Sections Three and Five shall survive termination of this Agreement.

8. Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof. This Agreement may be altered, amended or modified only in a written document signed by both of the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9. Notice. Any and all notices hereunder will, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same will be sent by registered or certified mail, return receipt requested, and the mailing date will be deemed the date from which all time periods pertaining to a date of notice will run. Notices will be addressed to the parties at the following addresses.

Yahoo! Inc.

April 12, 2017

If to the Company:
Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
Attention: General Counsel
If to Duff & Phelps:
Duff & Phelps LLC
55 East 52nd Street, Floor 31
New York, New York 10055
Attention: Rosemary Fanelli

or such other notice address as either party may provide to the other party in accordance with this Section 9.

10. Governing Law; Consent to Jurisdiction. This Agreement will be deemed to have been made under, and will be construed and interpreted in accordance with, the laws of the State of New York, excluding any conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic or country.

All claims or disputes arising out of or in connection with this Agreement shall be heard exclusively by any of the federal or state court(s) of competent jurisdiction located in the Borough of Manhattan, New York City, New York, USA. Each Party hereby expressly waives any objection as to the venue of any such claim or dispute brought in such a court or that such court is an inconvenient forum.

11. Severability. If any of the terms or conditions of this Agreement are held by any court of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity will not render unenforceable or invalid the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be unenforceable or invalid, the rights and obligations of the parties will be construed and enforced accordingly, and this Agreement will thereupon remain in full force and effect.

12. Amendment. This Agreement may not be amended except by the written consent of the parties in a document explicitly denominated as an amendment to this Agreement.

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Yahoo! Inc.

April 12, 2017

If you are in agreement with the terms hereof, please sign below in the space provided and return this Agreement to us. Please call me with any questions you may have.

Sincerely,

DUFF & PHELPS LLC

By:	/s/ Rosemary Fanelli
Name:	Rosemary Fanelli
Title:	Managing Director

AGREED AND ACCEPTED:

Yahoo! Inc.

By:	/s/ Arthur Chong
Name:	Arthur Chong
Title:	General Counsel